Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of August 27, 2024 to the Agreement and Plan of Merger dated as of July 25, 2024 (as the same may be amended, modified or supplemented in accordance with its terms, the “Merger Agreement”) is entered into by and among Bally’s Corporation, a Delaware corporation (the “Company”), SG Parent LLC, a Delaware limited liability company (“Parent”), The Queen Casino & Entertainment, Inc., a Delaware corporation and affiliate of Parent (“Queen”), Epsilon Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), Epsilon Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub II”, and together with the Company and Merger Sub I, the “Company Parties”), and, solely for purposes of specified provisions of the Merger Agreement, SG CQ Gaming LLC, a Delaware limited liability company (“SG Gaming” and together with Parent and Queen, the “Buyer Parties”). Each of the Buyer Parties and the Company Parties is sometimes referred to as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties entered into the Merger Agreement as of July 25, 2024 (the “Original Execution Date”);

WHEREAS, Section 11.13 of the Merger Agreement permits the Parties to amend the Merger Agreement prior to the Closing by an instrument in writing signed by the Parties; and

WHEREAS, the Parties desire to amend certain terms of the Merger Agreement to the extent provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each capitalized term used herein that is defined in the Merger Agreement has the meaning assigned to such term in the Merger Agreement.

Section 2. Amendments to the Merger Agreement.

Section 1.1 of the Merger Agreement is hereby amended to add the following definition in the appropriate alphabetical order:

“Class A Common Stock” means Class A common stock, par value $0.01 per share, of the Company to be authorized by the proposed amendment to the Company Charter having the rights, privileges, preferences, restrictions and limitations substantially in the form set forth on Annex A hereto.

Section 1.2 is amended to change all references to Section 2.8 and any paragraph thereof to simply Section 2.8.

(a) Sections 2.8(a), (b), (c) and (d) of the Merger Agreement are amended to read as follows:

(a) Elections. Each Person (other than the Company and its Subsidiaries) who is a record holder of shares of Company Common Stock on the Election Form Record Date, or who becomes a record holder of shares of Company Common Stock during the period between the Election Form Record Date and the Election Deadline and has received the Election Form and related materials pursuant to Section 2.8(c), may submit an Election Form specifying the number of shares of Company Common Stock held by such Person that such Person elects to have remain issued and outstanding in the Company Merger (each such share of Company Common Stock for which such election is validly made and not revoked in accordance herewith, a “Rolling Company Share,” and each such election, a “Rolling Share Election”). In making any Rolling Share Election, each such record holder making such election shall be deemed to have elected to exchange each Rolling Company Share to which such election pertains for a share of Class A Common Stock of the Company; provided, that if the Company Stockholders do not approve the proposed amendment to the Company Charter authorizing the Class A Common Stock, then each Rolling Company Share shall remain outstanding prior to the Company Effective Time in the form of Company Common Stock and the provisions of this Section 2.8 that relate to the issuance of the Class A Common Stock shall not take effect. Each such share of Class A Common Stock shall be deemed to be and shall be treated as a Rolling Company Share. The Company will use commercially reasonable efforts to list any issued Class A Common Stock on the NYSE. Each share of issued Class A Common Stock shall, by its terms, automatically convert into a share of Company Common Stock, without any action by the relevant holder of such Class A Common Stock or the Company, upon the earlier to occur of (i) the time that is immediately prior to the Company Effective Time (for the avoidance of doubt, in which case such shares of Company Common Stock shall be deemed to be and shall be treated as a Rolling Company Share) and (ii) the termination of this Agreement. Any such record holder who fails to properly submit an Election Form on or before the Election Deadline in accordance with the procedures set forth in this Section 2.8(a) with respect to all or any portion of such holder’s shares of Company Common Stock shall be deemed to have not made a Rolling Share Election with respect to such shares. Holders of record of shares of Company Common Stock who hold such shares of Company Common Stock as nominees, trustees or in other representative capacities may submit a separate Election Form on or before the Election Deadline with respect to each beneficial owner for whom such nominee, trustee or representative holds shares of Company Common Stock. Each of Parent and the Company shall have the authority to reject all or any part of a Rolling Share Election at any time prior to the Company Effective Time if it determines in good faith that such election is reasonably likely to delay or prevent receipt of any of the Requisite Gaming Approvals or the holding of shares of Company Common Stock after Closing by the holder who made such election is reasonably likely to adversely affect the conduct of Gaming Activities by the Surviving Corporation or any of its Subsidiaries after the Closing. If all or any part of a Rolling Share Election is rejected (i) prior the issuance of Class A Common Stock in exchange for any shares of Company Common Stock to which such rejected Rolling Share Election relates, such shares of Company Common Stock shall be returned to the Company Stockholder that submitted the same to the Payment Agent and shares represented by such Certificates and Book-Entry Shares in respect of which an Election Form was previously submitted shall thereupon become transferable on the stock transfer books and ledger of the Company or (ii) following the issuance of Class A Common Stock in exchange for any shares of Company Common Stock to which such rejected Rolling Share Election relates, such shares of Class A Common Stock shall be exchanged for an equal number of shares of Company Common Stock. The Parties agree to treat each Rolling Share Election as a non-realization event for U.S. federal income tax purposes.

(b) Appointment of Payment Agent. Prior to the mailing of the Proxy Statement by the Company to the Company Stockholders: (i) Parent and the Company shall mutually agree on the appointment of a bank or trust company to act as payment and exchange agent (the “Payment Agent”) in respect of the Rolling Share Election, Class A Common Stock issuance and conversion, Company Merger and payment of the Per Share Price; and (ii) the Company will enter into a paying agent agreement, in form and substance reasonably acceptable to Parent and the Company, with such Payment Agent, to which Parent shall be a third-party beneficiary.

(c) Mailing of Election Form; Election Deadline. Parent shall prepare, and the Company shall direct the Payment Agent to mail, a form of election, which form shall be subject to the reasonable approval of the Company (the “Election Form”), at least twenty (20) Business Days prior to the Company Stockholder Meeting, as reasonably determined by Parent and the Company, to the record holders of Company Common Stock on the record date for the Company Stockholder Meeting (the “Election Form Record Date”), which Election Form shall permit each record holder of shares of Company Common Stock (other than the Company and its Subsidiaries) who wishes to make a Rolling Share Election to specify the number of shares of Company Common Stock with respect to which each such holder elects the Rolling Share Election; provided that the Company shall use commercially reasonable efforts to mail or otherwise make available (by posting on the Company’s website or otherwise) the Election Form and related materials to all Persons who become record holders of Company Common Stock during the period between the Election Form Record Date and the Election Deadline for use by such holders who desire to make a Rolling Share Election. Any such holder’s Rolling Share Election shall have been properly made only if the Payment Agent shall have received at its designated office, by 5:00 p.m. Eastern time on the date of the Company Stockholder Meeting or such later date mutually agreed by Parent and the Company (the “Election Deadline”), an Election Form properly completed and signed and, if the shares of Company Common Stock in respect of which such election is sought to be made are represented by a certificate or certificates (the “Certificates”), such Election Form shall be accompanied by such Certificate or Certificates (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in the Election Form from a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, provided that such Certificate or Certificates are in fact delivered to the Payment Agent within five (5) Business Days after receipt by the Payment Agent of such guarantee of delivery (or as promptly as practicable thereafter)) together with a letter of transmittal in form reasonably acceptable to the Company. The Election Form may provide that the stockholders making a Rolling Share Election agree not to effect any sales or other transfers of the Company Common Stock relating thereto from the time of submission of the related Election Form unless and until the shares of Class A Common Stock are issued in respect thereof. The Company shall issue the Class A Common Stock after the Election Deadline and receipt of the Requisite Stockholder Approval, and shall use commercially reasonable efforts to effect such issuance within two (2) Business Days following the Election Deadline. Such shares of Class A Common Stock shall be issued to the stockholder that submitted the applicable Election Form (or otherwise in accordance with the Election Form) in the same form (i.e., certificated or book entry) as the shares of Common Stock subject to the Election Form.

(d) Ability to Revoke Election Forms. Any Election Form may be revoked by the record holders of Company Common Stock submitting it to the Payment Agent only by written notice received by the Payment Agent prior to the Election Deadline. All Election Forms shall automatically be revoked if the Payment Agent is notified in writing by Parent and the Company that the Company Merger has been abandoned and this Agreement has been terminated. If an Election Form is properly revoked by the record holder of Company Common Stock prior to the Election Deadline or is automatically revoked pursuant to the immediately preceding sentence, any Certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Election Form relates shall be returned to the stockholder that submitted the same to the Payment Agent and shares represented by such Certificates and Book-Entry Shares in respect of which an Election Form was previously submitted shall thereupon become transferable on the stock transfer books and ledger of the Company.

(b) Sections 2.8(f) and (g) of the Merger Agreement is hereby amended to read as follows:

(f) Notification of Rolling Company Shares. The Company shall provide, or cause to be provided, prompt notice (but in any event within two (2) Business Days following the Requisite Stockholder Approval) to each Company Stockholder who submits a Rolling Share Election of the number of shares of Company Common Stock held by such Company Stockholder that will be Rolling Company Shares; provided that none of Parent, Merger Sub I or the Company shall be under any obligation to notify any Person of any defect in an Election Form.

(g) Certificates; Book-Entry Shares. Any Certificate or Certificates that immediately prior to the Company Effective Time represented outstanding shares of Class A Common Stock and any book-entry shares that immediately prior to the Company Effective Time represented outstanding shares of Class A Common Stock shall, by their terms, be converted into an equal number of shares of Company Common Stock immediately prior to the Company Effective Time and shall remain issued and outstanding as shares of Company Common Stock from and after the Company Effective Time. Shares of Company Common Stock into which shares of Class A Common Stock are converted shall be issued to the stockholder in the same form (i.e., certificated or book entry) as the shares of Class A Common Stock that was converted.

(c) Section 2.8 of the Merger Agreement is hereby amended by adding the following as Sections 2.8(h) and (i):

(h) Reopening of Rolling Share Elections. After receipt of the Requisite Stockholder Approval and subject to compliance with applicable law (including, to the extent applicable SEC Rules 13e-3 and 13e-4), notwithstanding the foregoing provisions of this Section 2.8, Parent and the Company (subject to the prior approval by the Special Committee) may elect to cause one or more periods for Rolling Share Elections to be made prior to the Company Effective Time subject to such deadlines and procedures as they determine to be necessary or appropriate. If the Requisite Stockholder Approval is obtained and the Company Stockholders have not approved the proposed amendment to the Company Charter authorizing the Class A Common Stock, subject to compliance with applicable law (including, to the extent applicable SEC Rules 13e-3 and 13e-4), notwithstanding the foregoing provisions of this Section 2.8, Parent and the Company (subject to prior approval by the Special Committee) shall, promptly following the Company Stockholder Meeting, cause an additional period for Rolling Share Elections (and revocations by the applicable stockholders of existing Rolling Share Elections) to be made prior to the Company Effective Time subject to such deadlines and procedures as they determine to be necessary or appropriate.  The Company shall notify Company Stockholders of each such period and the related deadlines and procedures by the filing with the SEC of a Form 8-K or such other report or schedule as may be appropriate.

(i) Treatment of Class A Common Stock Converted into Common Stock. For the avoidance of doubt, all Company Common Stock into which Class A Common Stock is converted immediately prior to the Company Effective Time shall be treated as Rolling Company Shares in connection with the Company Merger unless and to the extent that Parent or the Company rejects all or any part of a Rolling Share Election with respect to such shares of Class A Common Stock prior to the Company Effective Time.

(d) Section 8.9 of the Merger Agreement is hereby amended by adding the following immediately after the words “the Queen Merger”: “or any exchange of shares of Company Common Stock for shares of Class A Common Stock or exchange of conversion of shares of Class A Common Stock to shares of Common Stock”.

Section 3. Company Disclosure Letter. The Company Disclosure Letter is amended as set forth on Annex B to this Amendment. Each part of the Company Disclosure Letter corresponds to the numbered and lettered sections and subsections of the Merger Agreement, it being understood that any matter disclosed in any section or subsection of the Company Disclosure Letter will be deemed to be disclosed with respect to each other section or subsection of the Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section or subsection of the Merger Agreement.

Section 4. Effect of Amendment. From and after the date hereof, each reference in the Merger Agreement (or in any and all instruments or documents provided for in the Merger Agreement or delivered or to be delivered thereunder or in connection therewith) to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall, except where the context otherwise requires, be deemed a reference to the Merger Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement, and a reference to the Merger Agreement in any of such instruments or documents will be deemed to be a reference to the Merger Agreement as amended hereby. The parties hereto agree that all references in the Merger Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date. The Merger Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

Section 5. Other Provisions. This Amendment hereby incorporates the provisions of Section 1.3 and Article XI (General Provisions) of the Merger Agreement as if fully set forth herein, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

SG PARENT LLC

By	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Chief Executive Officer

THE QUEEN CASINO & ENTERTAINMENT, INC.

By	/s/ Vladimira Mircheva
Name:	Vladimira Mircheva
Title:	Chief Financial Officer

SG CQ GAMING LLC

By	/s/ Soohyung Kim
Name:	Soohyung Kim
Title:	Manager

BALLY’S CORPORATION

By	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Chief Financial Officer

EPSILON SUB I, INC.

By	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Director and Chief Financial Officer

EPSILON SUB II, INC.

By	/s/ Marcus Glover
Name:	Marcus Glover
Title:	Director and Chief Financial Officer

[Signature Page to Amendment No. 1 to the Agreement and Plan of Merger]

Annex A

Certificate of Amendment

to the

Fifth Amended and Restated Certificate of Incorporation
of
Bally’s Corporation

Bally’s Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on March 23, 2004 (the “Original Certificate”). The Original Certificate was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on March 26, 2004 (the “First Amended and Restated Certificate”). The First Amended and Restated Certificate was further amended and restated by the Amended and Restated Certificate of Incorporation filed on November 5, 2010 (the “Second Amended and Restated Certificate”). The Second Amended and Restated Certificate was further amended on February 14, 2011 and May 9, 2013, in each case, by filing a Certificate of Amendment with the Delaware Secretary of State, effective as of such dates. The Second Amended and Restated Certificate was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on July 25, 2013 (the “Third Amended and Restated Certificate”). The Third Amended and Restated Certificate was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on July 8, 2014 (the “Fourth Amended and Restated Certificate”). The Fourth Amended and Restated Certificate was further amended by filing a Certificate of Amendment with the Delaware Secretary of State, effective as of November 9, 2020. The Fourth Amended and Restated Certificate was amended and restated by Fifth Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on May __, 2021(the “Fifth Amended and Restated Certificate”).

2. The Board of Directors of the Corporation (the “Board”) adopted a resolution filed with the minutes of the Board proposing and declaring advisable that the Fifth Amended and Restated Certificate be amended.

3. This Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) has been duly executed and acknowledged by an officer of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

4. That pursuant to a resolution of the Board, this Certificate of Amendment was duly adopted by the stockholders in a manner and by the vote prescribed in Sections 222 and 242 of the DGCL.

5. The Fifth Amended and Restated Certificate is hereby amended and restated in its entirety as follows:

(a)	Section 4.01 of the Fifth Amended and Restated Certificate is hereby amended to read as follows:

Section 4.01. Authorized Stock. The Corporation is authorized to issue two classes of registered capital stock, designated common stock and preferred stock. The aggregate number of registered shares that the Corporation is authorized to issue is 270,000,000, consisting of 200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), 60,000,000 shares of Class A common stock, par value, $0.01 per shares (“Class A Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

(b)	Article IV of the Fifth Amended and Restated Certificate is hereby amended by adding as a new Section 4.03A between Section 4.03 and Section 4.04 thereof that reads as follows:

Section 4.03A. Class A Common Stock. The Class A Common Stock shall have the following powers, preferences, privileges, restrictions and limitations:

(A)	Ranking and Characteristics. Except as expressly set forth herein (including without limitation Section 4.03A(B) hereof), with respect to dividends, the distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and voting, all shares of the Class A Common Stock will be on parity with, and shall be identical in all respects to, the Common Stock of the Corporation. Except as required by applicable law, the Class A Common Stock will vote on all matters as a single class with the Common Stock. The Class A Common Stock shall be subject to all other provisions of this Amended and Restated Certificate of the Corporation, as amended, including without limitation, Sections 4.08 through Section 4.10 hereof.

(B)	Automatic Conversion. Upon the occurrence of a Conversion Event (as defined below) with respect to an outstanding share of Class A Common Stock, such share of Class A Common Stock shall automatically convert into one share of Common Stock of the Corporation without any action by the relevant holder of such shares or the Corporation. As promptly as possible following such Conversion Event, the Corporation shall send each holder of Class A Common Stock with respect to which a Conversion Event has occurred written notice of the Conversion Event. All shares of Common Stock issued hereunder by the Corporation in connection with any such conversion of the Class A Common Stock shall be duly and validly issued, fully paid and nonassessable. All shares of Class A Common Stock converted as provided in this Section 4.03A(B) shall no longer be deemed outstanding as of the effective time of the conversion and all rights with respect to such shares shall immediately cease and terminate as of such time other than the right of the holder thereof to receive shares of Common Stock in exchange therefor. Upon the occurrence of a Conversion Event, Class A Common Stock shall no longer be issuable by the Corporation.

(C)	Definitions. As used herein, the following terms shall have the meanings set forth below:

1.	“Conversion Event” means the earliest to occur of: (i) a time immediately prior to the Company Effective Time (as defined in the Merger Agreement); and (ii) the termination of the Merger Agreement in accordance with its terms; and

2.	“Merger Agreement” means the Agreement and Plan of Merger dated as of July 25, 2024 (as the same has been and may be amended, modified or supplemented in accordance with its terms) among the Corporation, SG Parent LLC, a Delaware limited liability company (“Parent”), The Queen Casino & Entertainment, Inc., a Delaware corporation and affiliate of Parent, Epsilon Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Corporation, Epsilon Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Corporation, and, solely for purposes of specified provisions of the Merger Agreement, SG CQ Gaming LLC, a Delaware limited liability company.

(c)	No Reissuance; Cancellation. Any shares of Class A Common Stock converted or otherwise acquired by the Corporation or any subsidiary of the Corporation shall be cancelled and retired and no such shares shall thereafter be reissued, sold, or transferred. Upon the occurrence of a Conversion Event, all authorized and unissued shares of Class A Common Stock shall be cancelled and retired.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be signed by its duly authorized officer on this [●] day of [●], [2024].

BALLY'S CORPORATION
a Delaware corporation

By:
Name:
Title: